Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Appoints Rohin Mhatre, Ph.D. to Board of Directors

WALTHAM, MA – February 27, 2020 – Repligen Corporation (NASDAQ:RGEN) today announced the appointment of life sciences industry executive Rohin Mhatre, Ph.D., to its Board of Directors. Dr. Mhatre brings to the director role over 25 years of relevant experience, which includes his current position as Senior Vice President, Product and Technology Development for Biogen Inc. (NASDAQ:BIIB), a leading multinational biopharmaceutical company. Dr. Mhatre leads a cross-functional department responsible for product and process development, process analytics and small-scale manufacturing. Most recently, he has also led the Engineering and Manufacturing Science departments. Throughout his career, he has evaluated and implemented cutting-edge production platforms and process analytical tools for a diverse array of therapeutics, including monoclonal antibodies, gene therapies and oligonucleotides, as well as small molecules.

“We are delighted to welcome Dr. Mhatre to our board,” said Karen A. Dawes, chairperson of the board of Repligen. “The relevance of Rohin’s experience to Repligen is clear. His skillsets and his passion for innovation underscore his success in driving progress in biopharmaceutical manufacturing, and we expect he will be a tremendous asset to the company.”

Tony J. Hunt, President and Chief Executive Officer said, “Rohin understands first-hand the drivers to improve manufacturing efficiency and yield, as biopharmaceutical manufacturing operations move towards flexible, single-use solutions and the drug pipeline diversifies beyond monoclonal antibodies. This will help us shape the future strategic direction for Repligen as we expand our products and applications.”

Dr. Mhatre joined Biogen Inc. in 1996 and has held numerous roles of increasing responsibility leading to his current position of Senior Vice President, Product and Technology Development. Dr. Mhatre’s previous roles with Biogen include Vice President of Biopharmaceutical Development, where he led a 300-member team with responsibility for cell line, cell culture, purification, formulation and device development. Earlier in his career with Biogen, he was focused on building out analytical development and technical services, and prior to Biogen, he led the purification and applications group at Applied Biosystems (formerly Perseptive Biosystems). He received a Ph.D. in chemistry from Northeastern University.

About Repligen Corporation

Repligen Corporation is a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems that increase efficiencies in the process of manufacturing biological drugs. We are inspiring advances in bioprocessing for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our corporate headquarters are located in Waltham, MA (USA), and we have additional administrative and manufacturing operations in Marlborough, MA; Bridgewater, NJ; Rancho Dominguez, CA; Lund, Sweden; Breda, The Netherlands and Ravensburg, Germany.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update any forward-looking statements, except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

# # #

2